Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, (hereinafter “Agreement”), is made and entered into effective as of July 26, 2021, by and between SharpLink, Inc., a Minnesota corporation (hereinafter the “Employer” or “Company”), and Chris Nicholas (hereinafter “Executive”), an individual resident of the State of Minnesota. Either the Employer or Executive may be individually referred to herein as a “party,” or collectively as the “parties.”

RECITALS

WHEREAS, the Employer desires to employ the Executive as its Chief Operating Officer and to cause Executive to be appointed as Chief Operating Officer of SharpLink Gaming Ltd., Emloyer’s indirect parent company (“Parent” and together with the Company and such other affiliated entities of Parent and the Company, the “Company Parties”);

WHEREAS, for their mutual benefit, the Employer and Executive desire to set forth the terms and conditions of the employment of Executive by the Employer as provided herein; and

WHEREAS, Executive acknowledges that the restrictions and covenants contained in this Agreement constitute a material inducement for the Employer to enter into this Agreement, and the Executive receives the independent consideration of additional salary and stock options; and

WHEREAS, Executive acknowledges that Executive will be employed in a position of trust and confidence and will have access to and will become familiar with the products, methods, technology, services, and procedures used by the Employer and its clients; and

WHEREAS, Executive acknowledges that the Employer has expended significant time and money on the development of client goodwill and a sound business reputation and that as part of Executive’s duties, Executive will develop and maintain close working relationships with the Employer’s clients and prospective clients.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Employer and Executive agree as follows:

ARTICLE ONE

EMPLOYMENT

1.1           Terms of Employment. Subject to the terms and conditions hereof, the Executive’s employment hereunder shall commence on or about August 16, 2021. Such date, or the actual date on which Executive commences his employment with the Company, is referred to herein as the “Effective Date.” Executive is an at-will employee.

1.2           Employment Duties. Executive shall be employed to perform such duties as are generally set forth in Schedule A, which may be amended from time to time without affecting the enforceability of the terms contained herein.

1.3           Compensation. Executive shall be employed by the Employer as an Executive and shall be compensated with a base salary and be eligible to receive an annual bonus as generally set forth in Schedule A, which may be amended from time to time without affecting the enforceability of the terms contained herein. All compensation shall be payable throughout such Employment Term in accordance with the Employer’s customary payroll practice for its employees.

1.4           Executive Performance. Executive agrees to perform the duties assigned to Executive pursuant to this Agreement to the best of Executive’s ability and in a competent, efficient and satisfactory manner. To further incentivize the Executive’s performance, the Employer shall grant certain Incentive Stock Options (or non-qualified stock options to the extent such grant exceeds the limits of Section 422 of the Internal Revenue Code of 1986, as amended) to Executive as generally set forth in Schedule A, which may be amended from time to time without affecting the enforceability of the terms contained herein.

1.5           Employment-At-Will. Executive understands, acknowledges, and agrees that Executive’s employment with the Employer is for an unspecified duration and constitutes “at-will” employment. Executive also understands that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Employer’s chief executive officer or president. Executive acknowledges and agrees that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Employer or the Executive, with or without notice.

ARTICLE TWO

COMMUNICATIONS & BACKGROUND CHECKS

2.1           Electronic Mail Address. The Employer may issue Executive an Employer-issued e-mail address for Executive to use in the performance of Executive’s duties for the Employer. Any Employer-issued e-mail address(es) are the sole property of the Employer, are to be used for business purposes only, and are not for personal use. The Employer reserves the right to inspect and review any information contained therein at any time at its sole discretion.

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2.2           Employer Technology. Executive acknowledges that Executive shall have no expectation of privacy in any computer, technology system, email, handheld device, telephone, voicemail, or documents that are used to conduct the business of the Employer. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Employer. As such, the Employer has the right to audit and search all such items and systems, without further notice to Executive, to ensure that the Executive is licensed to use downloadable software and/or the Software-as-a-Service applications on the Employer’s devices in compliance with the Employer’s software licensing policies, to ensure compliance with the Employer’s policies, and for any other business-related purposes in the Employer’s sole discretion. Executive understands that Executive is not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Employer’s technology systems, including, without limitation, open source or free software not authorized by the Employer, and that Executive shall refrain from copying unlicensed software onto the Employer’s technology systems or using non-licensed software or websites. Executive is aware that the Employer has or may acquire software and systems that are capable of monitoring and recording all network traffic to and from any computer Executive may use to conduct the business of Employer. The Employer reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to Executive and/or in Executive’s absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by the Executive), and all file transfers into and out of the Employer’s internal networks. The Employer further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information Executive has downloaded on any electronic device to conduct the business of Employer. In addition, the Employer may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that Employer’s technology systems are devoted to legitimate business purposes.

2.3           Background Checks. At any time in Employer’s sole discretion, it may conduct background checks and other investigations regarding Executive. Furthermore, from time to time, Employer’s clients, vendors and government regulators may require additional background and credit checks. Executive consents to such checks and investigations and agrees to provide any required written authorizations or consents.

ARTICLE THREE

TERMINATION

3.1           At-Will Employment. Executive’s employment hereunder shall at all times be “at-will” meaning either party may terminate the employment relationship at any time upon written notice and without any reason. Subject only to the terms of Section 3.3 and applicable law, upon termination of the employment relationship, no further compensation will be due and the eligibility for the payment of any bonus compensation shall cease.

3.2           Termination of Employment.

3.2.1       Executive’s employment with the Company may be terminated at any time by Executive for any reason (or no reason), including for Good Reason (as defined below), or by the Company, for any reason (or no reason), including for Just Cause (as defined below), death, or disability. Any termination of Executive’s employment pursuant to the preceding sentence is referred to herein as an “Executive Termination.” Upon any Executive Termination, unless otherwise agreed to in writing by the Company, Executive shall be deemed to have resigned all positions as an officer and/or director, as applicable, of the Company, Parent and all other Company Parties.

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3.2.2       In the event of an Executive Termination, the effective date of Executive’s termination shall be the following (the “Termination Date”):

3.2.2.1     In the case of a termination by the Company without Just Cause, the Termination Date shall be the date specified in the notice of termination, with such date to be no less than 30 days from the date of delivery of the notice by the Company to Executive. If Executive shall resign for Good Reason, the Termination Date shall be the day following the expiration of the cure period set forth in Section 3.2.3.2; provided that if no cure period is required under Section 3.2.3.2, then the Termination Date shall be the date specified in the notice of termination delivered by Executive to the Company.

3.2.2.2     In the case of a termination by the Company with Just Cause, the Termination Date shall be the day following the expiration of any applicable cure period as set forth in Section 3.2.3.1. If Executive shall resign for any reason other than Good Reason, the Termination Date shall be the date specified in the notice of termination, with such date to be no less than 30 days from the date of delivery of the notice by Executive to the Company, or such earlier date as to which the parties may mutually agree.

3.2.3       Just Cause and Good Reason.

3.2.3.1     As used in this Agreement “Just Cause” shall mean, and shall be limited to:

3.2.3.1.1 A conviction, a plea of guilty or nolo contendere by, Executive of, or to, a felony crime or a crime of moral turpitude;

3.2.3.1.2  Executive’s willful misconduct in the performance of Executive’s duties, or any act of fraud, or any material act of dishonesty or embezzlement; or

3.2.3.1.3 Executive’s material breach of: (a) this Agreement, provided that such breach shall not have been cured by the Executive within 30 days after written notice thereof from the Company to the Executive; (b) any other material written agreement between Executive and any Company Party; (c) any material term of any written policy of the Company Parties applicable to Executive and as to which Executive had notice; or (c) any fiduciary duty owed by Executive to any Company Party.

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Notwithstanding the foregoing, the Company may not terminate Executive’s employment for Just Cause unless: (A) the Company has provided Executive with prior written notice of its intent to terminate Executive for Just Cause and has set forth in reasonable detail the conduct or events that constitute Just Cause and the specific provisions of this Agreement on which the Company relies; and (B) Executive does not, to the extent possible, cure the conduct that would result in Just Cause within ten business days after receipt of such notice; provided, however, that Executive shall not be provided with an opportunity to cure conduct described in Sections 3.2.3.1.1 or 3.2.3.1.2 above; provided further the Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the Board of Directors of the Company finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in this Section 3.2.3.1 specifying the particulars thereof in detail.

Notwithstanding the foregoing, that with respect to any conduct or action by Executive, which is substantially similar to prior conduct or actions by Executive which constituted Just Cause but as to which Executive previously cured after receiving notice from the Company, consistent with the terms of this Section 3.2.3.1, Executive shall not be given a second opportunity to cure such conduct or actions.

3.2.3.2    “Good Reason” shall mean, without Executive’s written consent: (A) notwithstanding any other provision of this Agreement, a reduction in Executive’s Base Salary by more than ten percent or reasonable opportunity for incentive compensation (except in the event such reduction is consistent with an across-the-board reduction in base salary of not more than 20% percent and which is applicable to all senior Executives of the Company Parties); (B) a material breach of this Agreement by the Company; (C) a material diminution in Executive’s title or Executive’s authority with respect to any material matter; or (D) relocation of Executive’s principal place of employment more than 25 miles from Executive’s principal place of employment with the Company on the Effective Date.

Notwithstanding the foregoing, if Executive believes that Good Reasons exists, the Executive shall give notice of such intent to resign with Good Reason to the Company within 90 days after the occurrence of the circumstances giving rise to the Good Reason and detailing the Good Reason with specificity. If the Company does not remedy the situation so as to eliminate the Good Reason within 30 days of receiving such notice, then any resignation by the Executive from the Company within the 90-day period beginning with the expiration of such 30-day cure period will be deemed to be with Good Reason. Notwithstanding the foregoing, any conduct or action by the Company which is substantially similar to prior conduct or actions by the Company which constituted Good Reason but as to which the Company previously cured after receiving notice from Executive, consistent with the terms of this Section 3.2.3.2, the Company shall not be given a second opportunity to cure such conduct or actions and Executive may immediately or within 90 days thereafter, resign with Good Reason.

3.2.3.3     Death. The Executive’s employment hereunder shall terminate upon death.

3.2.3.3     Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full time basis for ninety (90) consecutive business days, the Company may terminate the Executive’s employment hereunder.

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3.3           Payments by Virtue of a Termination of Employment. Upon the occurrence of an Executive Termination:

3.3.1       If there is a Termination, for any reason, Executive shall receive such compensation or benefits as are required by applicable law, including:

3.3.1.1     Executive’s unpaid base salary accrued to the Termination Date, payable in accordance with the Company’s regular payroll practices and policies, or as otherwise required by law (“Accrued Salary”); plus

3.3.1.2     Payment for Executive’s unused vacation/PTO days accrued to the Termination Date (subject to any applicable requirements or limitations in the Company’s vacation policy) payable in accordance with the Company’s regular payroll practices and policies, or as otherwise required by law (“Vacation Pay”); plus

3.3.1.3     All other accrued and vested payments, benefits or fringe benefits to which Executive is entitled in accordance with the terms and conditions of any applicable compensation or benefit plan, program or arrangement of the Company (“Accrued Benefits”); plus

3.3.1.4     Payment for any earned and unpaid bonus compensation for the calendar year prior to the calendar year in which Executive Termination occurs, payable at the same time such bonus salary would have been paid if Executive continued to be employed by the Company, or as otherwise required by law; plus

3.3.1.5     Any unpaid expense reimbursement to which Executive is entitled in a lump sum cash payment payable in accordance with the Company’s regular payroll practices and policies, or as otherwise required by law.

3.3.2      If an Executive Termination results from either (x) termination by the Company without Just Cause, or (y) Executive’s resignation for Good Reason, Executive shall also be entitled to receive Severance Pay, as defined in this Section 3.3.2. Such Severance Pay shall be due and payable within thirty (30) days following Executive’s execution of the Separation Agreement, as defined in Section 3.3.3. As used in this Section 3.3.2 and in Section 3.3.3, “Severance Pay” means compensation in a gross amount equal to three months of Executive’s monthly Base Salary in effect immediately prior to such termination (or, if applicable, immediately prior to any reduction that constitutes Good Reason) and health care benefits only if the Executive has been employed for two years. The Company’s obligation in respect of Severance Pay shall be expressly conditioned upon (i) continuing compliance by Executive of Executive’s obligations under Article Four hereof, and (ii) continuing compliance by Executive of Executive’s obligations under Sections 3.4, 3.5 and 3.6, except, for purposes of this clause (ii), where Executive’s failure to comply with such obligations would not result in material demonstrable harm to the Company Parties. In the event that Executive violates any of his obligations under Article Four, Executive shall be obligated to repay to the Company any amounts previously received in respect of the Severance Pay.

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3.3.3       Executive’s eligibility to receive the Severance Pay is subject to the terms and conditions of this Section 3.3.3. Executive shall only be entitled to receive the Severance Pay if Executive is eligible for such pay according to Section 3.3.2, and if Executive timely signs, and does not revoke, a written release of all claims by Executive in favor of the Company Parties to be provided to him by the Company within seven days after the Executive Termination.

3.3.4      Executive hereby acknowledges and agrees that, other than the payments described in this Article Three, upon the Termination Date, Executive shall not be entitled to any other severance or similar payments of any kind under any Company benefit plan or severance policy generally available to the Company’s employees, excluding any vested benefits (e.g., 401(k) benefits) to which Executive is otherwise entitled. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under Article Three.

3.4          Non-Disparagement. From and after an Executive Termination, neither Executive, on the one hand, nor the Company or Parent on the other hand, shall make any negative, disparaging, detrimental or derogatory public remarks or statements (written, oral, telephonic, electronic, or by any other method) about the other party, including any remarks or statements that would adversely affect in any manner (a) the conduct of Executive’s or the Company Parties’ business or (b) the business reputation or relationships of Executive or the Company Parties and/or any of their respective past or present officers, directors, agents, employees, attorneys, successors and assigns. Notwithstanding the foregoing, neither party will make any false and disparaging comment or statement regarding a factual matter, at any time.

3.5          Cooperation. For a period of 12 months after an Executive Termination, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that the Company shall: (x) reimburse Executive for Executive’s reasonable costs and expenses in connection with such cooperation; and (y) shall pay Executive an hourly rate for time spent on such cooperation equal to the quotient resulting from Executive’s ending annualized Base Salary divided by 2080.

3.6          Return of Company Property. Within (a) ten days following the Termination Date for any termination other than Executive’s death, or (b) a reasonable period of time following the Termination Date for any termination due to Executive’s death, Executive or Executive’s personal representative shall return all property of the Company Parties in Executive’s possession, including all Company Party-owned computer equipment (hardware and software), telephones, facsimile machines, smartphones, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company Parties or their respective customers or prospective customers. Notwithstanding anything to the contrary in this Agreement or any policy of the Company Parties, Executive shall be entitled to retain (i) personnel records related to Executive’s employment; and (ii) personal papers and other materials of a personal nature; provided, that such papers or materials do not include the Company’s Confidential Information.

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ARTICLE FOUR

RESTRICTIVE COVENANTS

4.1           Non-Competition. During the term of Executive’s employment with Employer and for a period of 24 months after termination of Executive’s employment or other service relationship with the Company or any other Company Party (the “Restricted Period”), irrespective of the party terminating the employment relationship or the reason, if any, in which it is terminated, Executive shall not work for, plan, organize or engage in as an employee, independent contractor, officer, director, owner, principal, partner, shareholder, member, consultant, or joint venturer in a business that offers any product or service that competes in any material respect with a product or service (i) sold or provided by the Company Parties to customers, including licensees, distributors and other persons that purchase products or services of the Company Parties in the Territory, or (ii) that a Company Party is developing, during the period of Executive’s employment with the Company in the Territory. For purposes hereof, the term “Territory” means the United States (including its territories), Canada, the United Kingdom and the European Union.

4.2           Non-Solicitation of Executives or Contractors. During the Restricted Period, irrespective of the party terminating the employment or other service relationship or the reason, if any, in which it is terminated, Executive shall not directly or indirectly, as an employee, independent contractor, officer, director, owner, principal, partner, shareholder, member, agent, consultant or joint venturer, induce or attempt to influence any of the Company Parties’ employees or contractors to leave his/her position with the Company Parties or terminate any contract with a Company Party.

4.3           Non-Solicitation of Customers/Advertisers/Vendors. During the Restricted Period, irrespective of the party terminating the employment or other service relationship or the reason, if any, in which it is terminated, Executive shall not directly or indirectly, as an employee, independent contractor, officer, director, owner, principal, partner, shareholder, member, agent, consultant or joint venturer of a business similar to or competing with the Company Parties’, call upon, attempt to call upon, divert, take away, solicit, attempt to solicit, or influence any advertiser, vendor, supplier, customer, or potential customer of the Company Parties to cease doing business with any Company Party or to do business with Executive or any other person/entity except a Company Party.

4.4           Nondisclosure of Confidential Information. Executive shall hold in strictest of confidence and will never, without prior written authorization of the Company Parties or its legal counsel, divulge, disclose, furnish, transfer, convey, communicate or make accessible or use in any way for Executive’s own or another’s benefit, any of Employer Confidential Information, Supplier/Vendor Confidential Information, or any Customer Confidential Information (collectively “Confidential Information”) as defined below, except: (1) as may be required or necessary to enforce the terms of the Agreement; (2) as may be required by subpoena or a Court; (3) as may be necessary in the preparation for any state or federal tax returns; or (4) as otherwise may be required by law. Upon termination of the employment relationship, Executive shall deliver to the Employer all materials that include Confidential Information belonging to the Company Parties in addition to all other property of the Company Parties in the Executive’s possession. Under no circumstance shall Executive use the Confidential Information for the Executive’s personal benefit or gain or for the benefit or gain of any other person, entity, or party other than the Company Parties.

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4.5           Duty to Disclose Agreement. Executive shall disclose and make available this Agreement to any subsequent employer, or potential employer, or other business in which Executive may hereafter render services, and shall keep Employer apprised of Executive’s employment status for a period of 12 months following the termination of this Agreement or the Executive’s employment with the Company. Further, Executive agrees that the Company Parties shall have the right to notify any potential employer of the Executive of the existence of this Agreement.

4.6           Definitions.

4.6.1       Customer Confidential Information. For purposes of this Agreement, “Customer Confidential Information” means any information or compilation of information, not generally known, which is provided to the Company Parties by their customers or potential customers, is proprietary to the customer or potential customer and relates to the customer’s or potential customer’s existing or reasonably foreseeable business. Information provided to a Company Party by a customer or potential customer shall be treated as Customer Confidential Information.

4.6.2       Supplier/Vendor Confidential Information. For purposes of this Agreement, “Supplier/Vendor Confidential Information” means any information or compilation of information, not generally known, which is provided to a Company Party by its suppliers or vendors, is proprietary to the supplier or vendor and relates to the supplier’s or vendor’s existing or prospective business relationship with such Company Party. Information provided to a Company Party by a supplier or vendor shall be treated as Supplier/Vendor Confidential Information.

4.6.3       Employer’s Confidential Information. For purposes of this Agreement, “Employer Confidential Information” means any information (whether in written or electronic form and whether communicated orally or otherwise) which is proprietary to Employer or any other Company Party, and is not generally known, and relates to such Company Party’s existing or foreseeable business including, but not limited to: (i) trade secrets, (ii) computer programs (including all algorithms, codes and documentation relating thereto), (iii) any and all information relating to Employer’s marketing techniques, mailing lists, customer and prospective customer lists, financial and compensation matters, and vendor relationships and (iv) any other compilation, list, program, devise, method, technique or process that derives independent economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by other persons who can derive economic value from its disclosure or use. Information shall be treated as Employer’s Confidential Information irrespective of its source, and all information that Employer identifies as being “confidential” or “trade secret” and which is not generally known pursuant to the Minnesota Trade Secret Act shall be presumed to be Employer’s Confidential Information. Employer’s Confidential Information shall not lose its confidential or proprietary status merely because it was known by a limited number of other persons or entities or because it did not entirely originate with Employer.

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4.6.4      Notwithstanding any other provision of this Agreement, Customer Confidential Information, Supplier/Vendor Confidential Information, and Company’s Confidential Information shall not include information that was, is, or becomes generally available to and known outside of the Company Parties through no fault of Executive.

4.7          Enforcement. It is recognized that damage in the event of breach of the Executive’s covenants under this Agreement will be difficult if not impossible to ascertain. It is therefore agreed that the Company Parties, in addition to and without limiting any other remedy, right or monetary damages that it might have pursuant to law, equity, statute, shall have the right to:

4.7.1       An injunction against Executive issued by a court of competent jurisdiction enjoining such breach (to which Executive hereby consents without limitation and without bond); and

4.7.2      An award of the Company Parties’ attorneys’ fees and costs of enforcement or legal action incurred in protecting its interests under and enforcing or attempting to enforce this Agreement, including but not limited to attorneys’ fees incurred in litigation, voluntary arbitration, trial, in all appellate courts, and the costs and attorneys’ fees related to the collection of any amounts awarded by a court or arbitrator, without limitation to manner or form against the Executive; and

4.7.3       Any other remedy provided by law which is not inconsistent with the remedies set forth above; and

4.7.4       All provisions in this Agreement require the Executive to do or to refrain from certain activities shall be tolled for so long as Executive is in violation of this Agreement.

4.8           Inventions. With respect to Inventions made, authored, or conceived by Executive either solely or jointly with others during employment by Employer or within 12 months after termination of employment, Executive shall promptly and fully disclose and describe such Inventions in writing to the Employer, assign, and does hereby assign, to Employer all of Executive’s rights, title and interest in and to such Inventions and to applications for letters, patent and/or copyright in all countries and to all letters patent and/or copyrights granted upon such Inventions in all countries. Executive will, during the term of this Agreement and thereafter, do such other acts as may be necessary in the Employer’s sole discretion to preserve property rights against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights and to vest the entire right and title thereto in the Employer. The provisions of this paragraph shall not apply to Inventions made, authored or conceived by Executive after termination of this Agreement so long as: (i) such Inventions do not relate to the Employer’s business or to the Employer’s actual or demonstrably anticipated research or development; (ii) such Inventions do not result from any work performed by Executive for the Employer; and (iii) no Employer Confidential Information is used in the making, authorship or conception of the Invention or discovery. For purposes of this Agreement, “Inventions” means discoveries, concepts, ideas and works of authorship, whether or not patentable or subject to copyright including but not limited to processes, methods, formulas, and techniques, as well as improvement or know-how concerning any present or prospective activities of the Employer with which the Executive becomes acquainted as a result of Executive’s employment by the Employer or which are conceived by Executive, alone or with others, during the employment by the Employer or within one year thereafter.

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4.9           Proprietary Rights. Ownership of, and all rights in any work product that Executive is providing to the Employer under this Agreement, which includes, but is not limited to designs, inventions, developments and improvements (the “Work”), including trademarks, patents and copyrights applicable to the same, shall belong exclusively to the Employer, and Executive hereby assigns all of his right, title and interest in and to all such Works to the Employer. The parties to this Agreement agree to consider as a “work made for hire” any work requested by the Employer that qualifies as such under the United States copyright laws. To the extent that the Work cannot be a “work made for hire” or when necessary for any other reason, Executive will provide the Employer with all such assignments of rights, covenants and other assistance, and do all necessary acts that may be required for the Employer through trademark, patent or copyright applications or otherwise, to enforce and obtain the full benefit of the rights provided herein. If the Work contains materials previously developed or copyrighted by the Executive or others, the Executive grants to the Employer, or agrees to obtain for the Employer an unrestricted, royalty-free license to use and copy such materials. Any license so granted or obtained shall include the right for the Employer to grant an unrestricted, royalty-free license to any affiliate of the Employer. The Executive shall place a copyright notice on the Work at the Employer’s request.

4.10         Severability of Covenants. The covenants contained in this Agreement constitute a series of separate but ancillary covenants. If in any judicial proceeding a court shall hold that any of the covenants set forth herein exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Employer agree that such provisions shall and hereby are reformed to the reflect the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and Employer further agree that the covenants herein shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of the covenants herein.

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ARTICLE FIVE

EMPLOYEE REPRESENTATIONS AND WARRANTIES

5.1           Executive Representations and Warranties. The Executive makes the following representations and warranties as being true and correct:

5.1.1      That the Restrictive Covenants set forth in this Agreement are reasonable in scope and essential to the preservation of the business and the goodwill of the Employer and the covenants are reasonably related to the consideration paid to Executive. Executive also acknowledges that the enforcement of the covenants set forth in this Agreement will not preclude Executive from being gainfully employed following the termination of this Agreement.

5.1.2      That the Restrictive Covenants in this Agreement are as limited in nature as possible, are designed to protect the Employer’s legitimate business interests, and are designed to minimally restrict Executive’s rights and abilities to solicit individuals with whom Executive had contact during Executive’s tenure with the Employer as a result of Executive’s association with the Employer by using the Employer’s valuable resources and Confidential Information, and it is not an unreasonable restriction on Executive’s ability to otherwise be gainfully employed and able to earn a living in Executive’s chosen field following the term

5.1.3      That the Executive’s agreement to be bound by the restrictions and covenants contained in this Agreement constitute a material inducement for the Employer to enter into this Agreement, and that the Employer is fully relying upon the truthfulness of the Executive in entering into this Agreement.

ARTICLE SIX

MISCELLANEOUS

6.1           Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery, email where the recipient acknowledges receipt thereof, or 48 hours after deposit in the United States mail, first class postage fully prepaid, addressed to such party at its last known address.

6.2           Law Governing and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. Venue shall exist in the Fourth Judicial District, Hennepin County, Minnesota for the resolution of any matter relating to this Agreement and each party submits to the jurisdiction of such court.

6.3           Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

6.4           Mergers and Consolidation; Assignability. If the Company, or any Successor Company (as such term is defined herein) shall at any time be merged or consolidated into or with any other company, or if substantially all of the assets of the Company or any such Successor Company are sold or otherwise transferred to another company, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing company or the company resulting from such merger or consolidation or the company to which such assets are sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of Executive. This Agreement may be assigned by the Company or by any Successor Company. This Agreement shall not be assigned by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be null and void.

Employment Agreement SharpLink, Inc.	-12-

6.5           Construction and Presumption. This Agreement or any article hereof shall not be construed against any party due to the fact that said party drafted this Agreement or any article thereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

6.6           Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

6.7           Incorporation of Recitals. The recitals are incorporated into this Agreement and made a part hereof. Specifically, Executive acknowledges that the Executive has entered into this Agreement prior to the commencement of Executive’s employment with the Employer.

6.8           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.

6.9           Survival of Covenants. The covenants and agreements by the Executive shall survive termination of this Agreement or termination of Executive’s employment with the Employer.

6.10         Counsel. Executive acknowledges that he/she has been encouraged to obtain independent tax, financial and legal advice in connection with this Agreement, and has either sought such advice or made a considered and deliberate decision not to do so.

6.11         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

6.12         Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and have the same force and effect as manual signatures. Electronic signature means any electronic symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including, without limitation, Adobe e-signature, DocuSign, E-sign, facsimile, or e-mail electronic signatures.

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Employment Agreement SharpLink, Inc.	-13-

IN WITNESS WHEREOF, the Employer and Executive have caused this Agreement to be entered into as of the Effective Date as defined in Paragraph 1.1.

SharpLink, Inc.
(“EMPLOYER”)

Dated: 7/26/2021	/s/ Rob Phythian
	By:	Rob Phythian
	Its:	Chief Executive Officer

(“EMPLOYEE”)

Dated: 7/26/2021	/s/ Chris Nicholas
	By:	Chris Nicholas

Attachment:	SCHEDULE A: EMPLOYMENT AGREEMENT – DUTIES AND COMPENSATION

***

SCHEDULE A

EMPLOYMENT AGREEMENT – DUTIES AND COMPENSATION

Executive Name:	Chris Nicholas
Executive Title:	Chief Operating Officer (“COO”) of SharpLink, Inc. (the “Company”) and of SharpLink Gaming Ltd. (the “Parent”), the parent company of SharpLink, Inc.
Executive Duties:

In connection with his role as COO of the Company, Executive will report to the Company’s Chief Executive Officer and shall have such duties as are consistent for a Chief Operating Officer of a company of similar size and nature, including:

●      direct SharpLink Client Services staff and business, including client interactions and future business

●     direct SharpLink Product Development and Technology staff and priorities

●     collaborate with CEO and CFO on strategy and overall company direction

Executive Compensation:

Base Compensation. An annual salary of $240,000, (“Base Salary”), subject to all necessary state and federal tax withholding requirements, payable in accordance with the the Company’s normal payroll practices.

Annual Bonus. The Executive shall be eligible for annual bonus compensation up to 25% of his Base Salary, as determined in the discretion of the Parent Board (or a designated committee thereof). The Annual Bonus earned, if any, shall be payable in the first quarter of each calendar year for performance achieved in the prior calendar year.

Stock Options. Executive shall be entitled to receive a stock option award relating to 300,000 ordinary shares (the “Option”), which shall be made pursuant to the Company’s 2021 Equity Incentive Plan and will be evidenced by a separate stock option agreement that will include the following terms:

Grant: The effective date of the grant shall be July 27, 2021 (the “Grant Date”) and the option shall have an exercise price equal to the closing sale price of the Company’s ordinary shares as reported on the Nasdaq Capital Market on the Grant Date.

Vesting:

●      The right to purchase 100,000 ordinary shares subject to the option will be immediately vested and exercisable; and

●     The right to purchase the remaining 200,000 ordinary shares shall vest and become exercisable in two equal installments on each of the first and second anniversaries of the Grant Date, in each case subject to Executive’s continuation of a service relationship with the Company or Parent.

Change of Control: If Executive’s employment is terminated within 90 days prior to or within six months following the consummation of a change of control of Parent, all unvested portions of the option shall accelerate and be deemed immediately vested and exercisable.

Schedule A Employment Agreement SharpLink, Inc.	A-1

Additional Consideration or Benefits:

Health Benefits. During the term of Executive’s employment with the Company, he shall be entitled to health/medical insurance coverage for he and his family, 100% of the premiums of which shall be payable by the Company.

Severance Pay: If Executive’s employment is terminated by the Company without Just Cause or by Executive for Good Reason then, subject to the execution (and non-revocation) of a written release of claims, Executive will be entitled to continuation of his then current Base Salary and health/medical insurance coverage for three months, in addition to all other accrued and unpaid salary, bonus and expense reimbursement as of the termination date.

Schedule A Employment Agreement SharpLink, Inc.	A-2